EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ·  400 N. Sam Houston Parkway E., Suite 400  ·  Houston, TX  77060-3500  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release		13-005

Date: February 28, 2013	Contact:	Tony Tripodo
Chief Financial Officer

Helix Announces Management Changes

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) today announced that effective March 1, 2013, Lloyd Hajdik will resign as Chief Accounting Officer of the Company to pursue certain opportunities available to him outside the Company.  It is expected that Mr. Hajdik will leave Helix by the end of April following a transition of his duties.  Lloyd has been a valuable member of the Helix team since 2003 and we wish him the best of success in his future endeavors.

Marty Hall, most recently Corporate Controller, is appointed to the position of Chief Accounting Officer effective March 1, 2013.  Mr. Hall has been with the Company since 2008. Prior to joining Helix as its Corporate Controller, Marty served in various financial and accounting capacities with over 20 years of industry experience. Mr. Hall is a graduate of the University of Mississippi and is a Certified Public Accountant.

Erik Staffeldt, most recently Director of Corporate Accounting, has been appointed to the position of Director of Finance and will oversee the Company’s finance and treasury functions. Erik is a graduate of the University of Notre Dame with an MBA from Loyola University and has over 18 years of industry experience.

About Helix

Helix Energy Solutions Group, headquartered in Houston, Texas, is an international offshore energy company that provides key life of field services to the energy market. For more information about Helix, please visit our website at www.HelixESG.com.